AMENDED AND RESTATED LEASE AGREEMENT

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LANDLORD:            Jain-Olsen Properties, a Minnesota general partnership.  Landlord is a limited liability general partnership under Minn. Stat. 323A.10-03.

TENANT:              APA Optics, Inc., a Minnesota corporation

LEASE DATE:          June 23, 2004

LEASE TERM:          December 1, 2004 ("Commencement Date") to and including
                     November 30, 2009.  Tenant may extend the Lease Term for two (2)
                     five- (5) year extension terms ("Extension Terms") as provided in
                     Section 5 below of this Lease.

USE:                 Industrial, Warehouse, and Office

BASE RENT:           Determined as provided in Section 4 below

ADDITIONAL RENT:     All sums payable by Tenant pursuant to this Lease, except Base Rent

RENT:                Base Rent plus Additional Rent

RENT PAYMENT
ADDRESS:             2950 NE 84th Lane, Blaine, Minnesota, or such other place as Landlord from time to time designates in writing

SECURITY DEPOSIT:    None

PREMISES:            The property located in Ramsey County, Minnesota, legally described as follows and commonly known as:  Lot 4, Block 3, North Star
                     Industrial Park (the "Land"), the building located on the Land (the
                     "Building") and the surface parking lot on the Land surrounding the
                     Building.

PRIOR LEASE:         This Amended and Restated Lease replaces the Sublease dated
                     December 1, 1984, the Sublease Amendment and Option Agreement
                     dated March 11, 1985, and the Amendment and Extension of Sublease
                     dated August 31, 1999 (collectively, the "Prior Lease").  The Prior
                     Lease is terminated effective as of the Commencement Date and
                     Landlord and Tenant hereby release each other from any and all claims under the Prior Lease.

OPTION TO PURCHASE:  Tenant has the right to purchase the Premises during the Lease Term as described in Schedule A, attached.
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IN CONSIDERATION OF the lease for the Premises, the Rent agreed to be paid, and all other covenants and agreements herein contained,

LANDLORD AND TENANT agree as follows:


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1.   PREMISES. Landlord hereby leases to Tenant the Premises identified above and Tenant hereby takes such Premises from Landlord subject to the terms and conditions of this Lease (including as set forth above) and for the Lease Term set forth above.

2. USE. The Premises shall be used by Tenant only for the Use identified above, in compliance with all applicable federal, state and local laws, ordinances, codes, rules, regulations and orders. Tenant shall, at its expense, make any alterations and improvements required at any time in order for the Premises and the use thereof to comply with such laws, ordinances, codes, rules, regulations and orders. No part of the Premises shall be used for any purpose which constitutes a nuisance or which is dangerous, illegal or offensive. Tenant shall indemnify and hold harmless Landlord, and Landlord's partners, agents, and employees, against all claims, costs, and liabilities arising out of the storage, use, generation or disposal of any such materials on the Premises by or at the sufferance of Tenant, including all costs of removal, cleanup and restoration.

3. OCCUPANCY OF PREMISES. Tenant hereby accepts the Premises in their "as-is" condition at the Commencement Date. Tenant acknowledges that Landlord has made no other representations as to the repair of the Premises, nor promises to alter, remodel or improve the Premises.

4. BASE RENT. Tenant agrees to pay to Landlord the Base Rent in equal monthly installments in advance on or before the first day of each month during the Lease Term, without demand, deduction or set-off. Payment shall be made at the Rent Payment Address set forth above. If the Lease Term begins on other than the first day of the month or ends on other than the last day of the month, the Base Rent for that month shall be pro-rated. Base Rent shall be determined as follows:

     a. Base Rent during the period from the Commencement Date through December 31, 2004 shall be $117,487.80, annually, payable in equal monthly installments of $9,790.65.

     b. On January 1 of each year through the Lease Term, including any Extension Term, the Base Rent shall be increased by 100% of the increase, if any, in the Consumer Price Index during the preceding calendar year.

5. EXTENSION. Tenant may extend the Lease Term by five (5) years ("First Extension Term") by giving written notice to Landlord no later than one hundred twenty (120) days before the last day of the initial Lease Term, Tenant may extend the Lease Term for an additional five (5) years ("Second Extension Term") by giving written notice to Landlord no later than 120 days before the last day of the First Extension Term. The term "Lease Term" as used in this Lease shall include any such Extension Term provided that Tenant has exercised the extension rights granted herein. The terms and conditions of this Lease during any Extension Term shall be the terms and conditions provided herein except that Base Rent shall be adjusted as provided in Section 4 of this Lease. Tenant shall not be entitled to extend the Lease Term at any time when Tenant is in default under this Lease.

6. CERTAIN ADDITIONAL RENT. Tenant agrees to pay to Landlord as Additional Rent, upon demand, all attorneys' fees and other fees and out-of-pocket costs and expenses, if any, incurred by Landlord in connection with any delinquencies or defaults by Tenant


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     hereunder or enforcing the provisions hereof, and the amount of any gross receipts tax, sales tax or similar tax (but excluding therefrom any income tax) paid or which will be payable by Landlord by reason of the receipt hereunder of Base Rent or any other amounts, the renting of the Premises to Tenant or Tenant's occupancy of the Premises.

7. MAINTENANCE OF PREMISES. Tenant, at its expense, shall keep the Premises, including the building, all fixtures and facilities related thereto, and leasehold improvements, and all trade fixtures, personal property, equipment and signs thereon, including those owned by Tenant, in good order and condition, ordinary wear and tear excepted, and make all repairs and replacements, whether structural or otherwise, which may become necessary to keep the Premises in the condition required by this Lease, or which may be ordered by any governmental authority during the Lease Term. Tenant shall pay for all utilities used within the Premises during the Lease Term, including all taxes, penalties, surcharges, and maintenance costs pertaining thereto.

8.   RELEASE AND INDEMNITY.

     a. Neither Landlord nor Tenant, nor their respective partners, officers, directors, agents and employees, shall be liable to the other, or those claiming through or under the other, for injury, death, property damage, burglary, theft or disappearance occurring in, on or about the Premises and appurtenances thereto, unless due to gross negligence or willful misconduct.

     b. Landlord and Tenant each hereby expressly release each other and their respective partners, officers, directors, agents, and employees, from any claim or cause of action for any loss or damage whatsoever arising from or in the Premises or the business conducted therefrom, except as noted in 8a above. It is the intention of the parties that they shall look only to their insurance carrier, if any, for payment of such loss.

     c. Notwithstanding the foregoing, Tenant hereby agrees to indemnify Landlord and its partners, agents and employees, and to hold them harmless against any claim, damage, cost, and expense (including attorney's fees) and liability (collectively, "loss") arising out of any claim by any third party for personal injury or property damage arising from the Premises or the business conducted at the Premises, to the extent that such loss is not covered by insurance, but only if the claim does not involve gross negligence or willful misconduct of Landlord.

9.   INSURANCE.

     a. Tenant, at its sole cost and expense, shall maintain in effect at all times during the Lease Term the following insurance:

          (i) A Commercial General Liability Insurance policy providing coverage on an "occurrence" rather than on a "claims made" basis, which policy shall include coverage for bodily injury, property damage, personal injury, and contractual liability (applicable to this Lease). Such policy shall provide coverage of at least $6,000,000 for each occurrence and annual aggregate coverage of at least $6,000,000.


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          (ii) Insurance on the Building against loss by fire and other hazards covered by the Special Form policy or equivalent, and including contingent liability from operation of building laws coverage, in an amount not less than the full insurable replacement value. Such policy shall have an "agreed amount" endorsement or otherwise exclude co-insurance participation by the insured, and may include a deductible in an amount not greater than $10,000. While any building or other improvement is in the course of being constructed or rebuilt on the Land, such insurance shall be in builder's risk, completed value form.

         (iii) Equipment Breakdown insurance on Landlord's equipment in the Building for risks not covered by the Special Form insurance described in clause 9a(ii) above in an amount not less than the full insurable replacement value of such equipment.

          (iv) If the Land or any part thereof is located in a designated flood-hazardous area, flood insurance insuring the Building in an amount equal to the maximum limit of coverage made available with respect to the Premises under the Federal Flood Disaster Protection Act of 1973, as amended, and the regulations issued thereunder.

          (v) Rent loss and rental value insurance insuring Landlord against loss of rental under this Lease in amount equal to at least the total Base Rent and Additional Rent payable hereunder for a period of 12 months.

          (vi) Worker's compensation and disability insurance with limits at least as great as required by law.

     b. All property insurance policies shall name Landlord as the insured party. All liability insurance policies shall name both Landlord and Tenant as insured parties. If Landlord so elects, such policies shall also include the holders of any mortgages now or hereafter encumbering the Premises. In the event that the holder of such a mortgage is named as an insured under any of the foregoing property insurance policies, the proceeds under such policies shall be made payable to such mortgagee or mortgagees pursuant to standard mortgagee clauses. Each of the foregoing policies shall contain the agreement of the insurer that:

          (i) Such policies shall not be cancelled except upon 30 days' prior notice to each named insured;

          (ii) The coverage afforded thereby shall not be affected by the performance of any work or alterations in or about the Premises;

         (iii) The insurer waives all rights of subrogation against all named insureds;

          (iv) The insurance provided to Landlord thereunder shall not be affected by any defense the insurer may have against Tenant or any other person; and


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          (v)  Such policies waive contribution from any other insurance carried by Tenant or any other person.

     c. All policies required by this Section shall be carried in such companies and upon such forms as Landlord and Landlord's mortgagee from time to time approve. Evidence of the insurance required to be furnished hereunder shall be deposited with the Landlord prior to the commencement of the Lease Term, and renewals thereof, and evidence of the payment of premium to continue coverage in force shall all be deposited with Landlord not less than 30 days prior to the date on which such insurance would otherwise expire. Tenant shall provide copies of all policies and certificates of insurance to Landlord upon request. At Landlord's option, exercised in writing, in the event Tenant shall fail to provide such policies, Landlord may obtain such insurance and the entire cost thereof shall be due and payable as Additional Rent upon billing by Landlord.

     d. Whenever appropriate, the property insurance required to be maintained during the Lease Term shall be endorsed or supplemented, at Tenant's sole cost and expense, during any period when alterations are in progress, to provide for builder's risk insurance written on a so-called completed value form. Workman's compensation insurance covering all persons employed in connection with the work and with respect to whom death or bodily injury claims could be asserted against Landlord, Tenant or the Premises, and comprehensive general public liability insurance, providing full coverage with respect to any accident, injury or occurrence involving, relating to, or arising during or as a result of such alteration, naming Landlord and Tenant as insureds, with limits of not less than those required for commercial general liability insurance hereunder, shall be maintained by Tenant (or Tenant's independent contractor) at Tenant's (or at such contractor's) sole cost and expense at all times when any work is in progress in connection with any such alteration.

     e. Tenant shall likewise at Tenant's sole expense observe and comply with the requirements of all policies of public liability and property insurance, and all other policies of insurance at any time in force with respect to the Premises, and Tenant shall, in the event of any violation or any attempted violation of the provisions of this Article by any subtenant or occupant, take all required steps, immediately upon knowledge of such violation or attempted violation, to remedy or prevent the same, as the case may be.

     f. Tenant, at its sole expense, shall obtain and maintain in effect insurance covering its personal property, including equipment, fixtures, furnishings and leasehold improvements (except for leasehold improvements which are deemed Landlord's property under this Lease and are insured as a part of the Building).

     g. Tenant shall be responsible for payment of all retentions, deductibles, self-insured amounts, and other similar payments which are conditions precedent to payment by the insurer.

10. PROTECTION OF COVERAGE. Tenant shall not do or permit to be done, or keep or permit to be kept on the Premises, anything that will contravene any insurance against loss by fire or other causes. Under no circumstances shall Tenant keep or permit to be kept; or do or permit to be done, in or about the Premises anything of a character so


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     hazardous as to render it difficult, impracticable or impossible to secure such insurance in companies acceptable to the Landlord. Further, immediately upon notice, Tenant shall remove from the Premises and/or desist from any practice deemed to affect the insurance risk by the insurance companies or by any authority which administers applicable national or local fire codes or standards.

11. WAIVER OF SUBROGATION. Landlord and Tenant each hereby waives any and all rights of recovery against the other, its officers, partners, directors, officers, agents and employees, occurring on or arising out of the use and occupation of the Premises or the Building to the extent such loss or damage is covered by proceeds received from insurance required under this Lease to be carried by the other party. Landlord and Tenant shall each indemnify the other against any loss or expense, including reasonable attorneys' fees, resulting from the failure to obtain such waiver. This mutual waiver shall be in addition to, and not in limitation or derogation of, any other waiver or release contained in this Lease with respect to any loss of, or damage to, property of the parties hereto. Inasmuch as the above mutual waivers will preclude the assignment of any aforesaid claim by way of subrogation to an insurance company, Landlord and Tenant agree immediately to give to each insurance company providing a policy described in Section 9 of this Lease, written notice of the terms of said mutual waivers, and to have said insurance policies properly endorsed, if necessary, to prevent the invalidation of said insurance coverages by reason of said waivers. This Section shall not apply to workers' compensation insurance.

12. FIRE AND CASUALTY. If all or any part of the Premises is damaged by fire, the elements or any other casualty, Tenant shall give immediate written notice thereof to Landlord.

     a. Except as provided in this Section 12, if fire or other casualty renders the whole or any material part of the Premises untenantable and Landlord determines (in Landlord's reasonable discretion) that it can make the Premises tenantable within 180 days after the date of the casualty, then Landlord will notify Tenant that Landlord will repair and restore the Premises to as near their condition prior to the casualty as is reasonably possible within the 180-day period (subject to delays caused by Tenant or matters not within the reasonable control of Landlord). Landlord will provide the notice within 45 days after the date of the casualty. In such case, this Lease shall remain in full force and effect, but Base Rent for the period during which the Premises are untenantable shall abate proportionately.

     b. If fire or other casualty renders the whole or any material part of the Premises untenantable and Landlord determines (in Landlord's reasonable discretion) that it cannot make the Premises tenantable within 180 days after the date of the casualty, then Landlord will so notify Tenant within 45 days after the date of the casualty and may, in such notice, terminate this Lease effective on the date of Landlord's notice.

     c. If Landlord does not terminate this Lease as provided in this subsection, or if Landlord fails to notify Tenant of its election to rebuild or repair under Section 12a within 45 days after the casualty, Tenant may terminate this Lease by notifying Landlord within 60 days after the date of the casualty.


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     d.   Notwithstanding any contrary language in this Section 12, if this
          Section 12 obligates Landlord to repair damage to the Premises caused by fire or other casualty and Landlord does not receive sufficient insurance proceeds to repair all of the damage, or if Landlord's lender does not allow Landlord to use sufficient proceeds to repair all of the damage, then Landlord, at Landlord's option, by notifying Tenant within 90 days after the casualty, may terminate this Lease effective on the day of Landlord's notice.

     e. If this Lease is not terminated under Sections 12.b. through 12.d. following a fire or other casualty, then Landlord will repair and restore the Premises to as near their condition prior to the fire or other casualty as is reasonably possible with all commercially reasonable diligence and speed (subject to delays caused by Tenant or matters not within the reasonable control of Landlord).

     f. In the event such destruction or damage shall make the Premises uninhabitable, all Base Rent paid in advance shall be apportioned and rebated as of the date of the destruction or damage and the Base Rent thereafter accruing shall be equitably and proportionately suspended and adjusted according to the nature, extent and duration of the destruction or damage, pending completion of repairs, except that in the event the destruction or damage is so extensive as to make it unfeasible for Tenant to conduct its business on the Premises, Base Rent shall be completely abated until Tenant resumes the conduct of its business on the Premises or 30 days after the repairs are complete, whichever event first occurs. Such adjustment, suspension or abatement of Base Rent shall not extend beyond the period of coverage nor reduce the amount otherwise payable hereunder by more than the amount of the rent-loss and rental value insurance then in effect pursuant to Section 9 hereof, it being the intention that Landlord shall continue to receive full rental payments from Tenant or such insurer throughout the period of any such work. In no event shall Additional Rent be abated.

     g. Landlord shall not be responsible for repairing or restoring Tenant's leasehold improvements, personal property, machinery or equipment.

13. CONDEMNATION. If all or a substantial part of the Premises are taken for any public purpose or purchased under threat of such taking and the taking or purchase prevents or materially interferes with the Use of the Premises, this Lease shall terminate and the rent abate as of the date of taking for the remainder of the Lease Term. If part of the Building is so taken or purchased and this Lease is not terminated thereby, the rent payable from the date of taking for the remainder of the Lease Term shall be reduced proportionately. The entire award for the taking of the fee and leasehold shall belong to Landlord, but Landlord shall not be entitled to any award made to Tenant for Tenant's trade fixtures or for relocation and moving expenses.

14. TAXES. Tenant shall pay before delinquency all taxes, assessments, license fees, and other charges levied, assessed or charged by any authority upon or on account of the Premises for any period all of which is within the Lease Term, and its pro-rata share of such taxes, assessments, license fees and charges for any period part of which is within the Lease Term. In any calendar year, the real estate taxes and special assessments for that year are deemed to be those due and payable in such year. Receipts for any taxes, assessments, license fees and charges paid shall be delivered to Landlord not


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     less than 30 days prior to their due date. However, Tenant shall have no responsibility to pay any tax upon the income, profit, or business of Landlord, or any franchise, inheritance or estate tax which may be levied against the estate or interest of Landlord, except to the extent the tax is levied in lieu of taxes, assessments, fees or charges upon or on account of the Premises.

15.  ASSIGNMENT.

     a. Tenant shall not assign, sublease, mortgage, pledge or in any manner transfer the Premises or any part thereof or this Lease without the prior written consent of Landlord. If Tenant is a partnership, corporation or other legal entity, any change in the partnership interest, stock or legal or beneficial ownership of such partnership, corporation or other entity which changes the effective control of Tenant shall be deemed an assignment of this Lease for purposes of this Section.

     b. Landlord is not restricted in its ability to sell or encumber the Land, the Building, or the Premises as a whole or to assign its interest in this Lease; provided, however, that any transferee shall take subject to, and must agree to be bound by, the terms of this Lease.

16. ALTERATIONS BY TENANT. Tenant shall not make any alterations or improvements to the Premises costing more than $20,000 without the prior written approval of the Landlord, which consent shall not be unreasonably withheld or delayed. Landlord's approval may be conditioned on the Tenant's compliance with such requirements with respect to such alterations as Landlord may impose, including without limitation the furnishing of a bond or other security satisfactory to Landlord against mechanics' liens and claims therefore. Any such work approved by Landlord shall be done in a good, skillful manner in conformance with applicable building codes, free and clear of mechanics' liens and claims therefore. Any alterations and improvements shall unless otherwise agreed become the property of Landlord upon being affixed to the Premises and all right, title and interest of the Tenant therein shall immediately cease; but if directed by Landlord, Tenant, at its expense, shall remove any such alterations and improvements from the Premises at the expiration or earlier termination of this Lease, and repair any damage to the Premises caused by the installation or removal of such alterations and improvements.

17. MECHANICS' LIENS. Tenant will not permit any mechanics', laborers' material supplier's or other liens to stand against the Premises or any part thereof for any labor, skill, material or equipment furnished or claimed to be furnished to or an account of Tenant in connection with any work in or about the Premises. Tenant shall give Landlord immediate notice of the filing of any such lien and shall cause the lien to be discharged within 10 days of its filing.

18. SURRENDER. Upon expiration or earlier termination of this Lease, Tenant shall peaceably surrender the Premises broom-clean, in good condition and repair, reasonable wear and tear excepted. Tenant shall, at its expense, remove all leasehold improvements, trade fixtures, personal property, equipment and signs owned by Tenant from the Premises. Any property not removed on or before the expiration or termination of this Lease shall be deemed to have been abandoned. Any damage to the Premises


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     caused in the removal of such items shall be repaired by and/or at the expense of Tenant.

19.  DEFAULT OF TENANT AND REMEDIES.

     a. EVENTS OF DEFAULT AND REMEDIES. If Tenant fails to pay any Rent, Additional Rent, or other monies when due hereunder or within 10 days after notice from Landlord to perform any other of the terms, covenants, conditions or obligations of this Lease to be performed by Tenant, or if Tenant abandons or vacates the Premises, or if any proceeding is commenced by Tenant for the purpose of subjecting the assets of Tenant to any law relating to bankruptcy or insolvency or for an appointment of a receiver of Tenant or any of Tenant's assets, or if any such proceeding commenced against Tenant is not discharged within 60 days thereafter, or if Tenant makes a general assignment of Tenant's assets for the benefit of creditors, then in any such event, Tenant shall be in default hereunder and Landlord may at its option, in addition to any other rights and remedies it may have hereunder or at law or in equity or by statute or otherwise, terminate this Lease as to all future rights of Tenant, and/or regain, repossess and enjoy the Premises. If Landlord at any times terminates this Lease or regains and repossesses the Premises for any such default, in addition to any other remedies Landlord may have, Landlord may recover from Tenant, and Tenant shall indemnify Landlord against, all loss of rents and other damages Landlord may incur by reason of such default, including the cost of recovering and reletting the Premises, and reasonable attorneys' fees.

     b. RIGHT OF LANDLORD TO CURE DEFAULT OF TENANT. Landlord may, at its option, instead of exercising any other rights or remedies available to it under this Lease or otherwise, enter into the Premises and perform such acts or spend such sums of money as is reasonably necessary to cure any default of Tenant herein, and the amount spent and cost incurred, including reasonable attorneys' fees, in curing such default shall be paid by Tenant as additional rent upon demand.

     c. LEGAL AND OTHER EXPENSES. If suit is successfully brought for recovery of possession of the Premises, for the recovery of rent or any other amount due under the provisions of this Lease, or because of the breach of any other covenant herein contained on the part of Tenant to be kept or performed, Tenant shall pay Landlord all expenses incurred therefore, including reasonable attorneys' fees.

     d. CUMULATIVE REMEDIES. No remedy herein or elsewhere in this Lease or otherwise by law, statute or equity conferred upon or reserved to Landlord shall be exclusive of any other remedy, but shall be cumulative, and may be exercised from time to time and as often as the occasion may arise.

     e. OVERDUE PAYMENTS. All rents and other amounts due under this Lease from Tenant to Landlord shall be due on demand, unless otherwise specified, and if not paid within 10 days after the date when due, shall bear interest from the date when due at the rate of 4% per annum in excess of the then-current prime rate of interest as published in The Wall Street Journal (or, if such periodical no longer exists or no longer publishes the prime rate, a comparable rate designated by Landlord), or the highest rate permitted by law, whichever is less, until paid in full.


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20.  SUBORDINATION. Tenant agrees that this Lease shall be subordinate to any mortgage which may now or hereafter encumber the Premises and to any and all advances to be made thereunder and to the interest thereon and all renewals, replacements, and extensions thereof, and shall also be subordinate to all existing recorded restrictions, covenants, easements and agreements with respect to the Premises. Landlord is hereby irrevocably vested with full power and authority to subordinate Tenant's interest under this Lease to any mortgage lien hereafter placed on the Premises, and Tenant agrees upon demand to execute additional instruments subordinating this Lease as Landlord may reasonably require. If the interests of Landlord under this Lease shall be transferred by reason of foreclosure or other proceedings for enforcement or termination of any first mortgage on the Premises, Tenant shall be bound to the transferee (sometimes called the "Purchaser") under the terms, covenants and conditions of this Lease for the balance of the remaining Lease Term, including any extensions or renewals, with the same force and effect as if the Purchaser were the landlord under this Lease, and, if requested by the Purchaser, Tenant agrees to attorn to the Purchaser, including the mortgagee under any such mortgage if it be the Purchaser, as its Landlord.

21. ACKNOWLEDGMENT. Tenant shall, within 10 days after receipt of any request from Landlord therefor, execute and deliver to Landlord, or to any holder or proposed holder of a security interest in the Premises or to any proposed purchaser of the Premises, a certificate in recordable form, certifying that this Lease is in full force and effect and that there are no offsets against rent nor defenses to performance of Tenant under this Lease, or setting forth any such offsets or defenses claimed by Tenant, as the case may be, and as to such other matters as is reasonably requested. Tenant shall make no charge for executing and delivering such certificate.

22. HOLDING OVER. If Tenant remains in possession of the Premises after the expiration or termination of this Lease, Tenant shall be deemed to be occupying the Premises as a tenant at its sufferance, subject to all the conditions, provisions and obligations of this Lease insofar as the same can be applicable; provided, however, that the Base Rent required to be paid by Tenant during any holdover period shall be twice the amount of the Base Rent set forth above. No unauthorized holding over shall operate to renew or extend this Lease and Tenant shall indemnify Landlord against all claims for damages of any kind resulting from the holdover.

23. NOTICES. Any notice required or permitted under this Lease shall be deemed sufficiently given or served if sent by registered or certified mail, return receipt requested, postage prepaid, to Tenant at the Premises and to Landlord at the Rent Payment Address, and either party may be written notice at any time designate a different address to which notices shall subsequently be sent. Such notices shall be deemed received by the party to whom they are sent on the third day following the date of delivery to the United States Postal Service.

24. ENTRY BY LANDLORD. Landlord and any authorized representatives of Landlord may enter the Premises at any time during usual business hours upon reasonable notice or any time in case of emergency to inspect the same, to make any repairs or perform any work deemed necessary or desirable by Landlord. During the progress of any such work, Landlord may keep and store upon the Premises all necessary materials, tools and equipment. Landlord and any authorized representative of Landlord may also enter the Premises at any time during usual business hours to show the Premises to prospective purchasers or mortgagees, and may erect on the Premises suitable signs


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
     indicating the Premises are available for sale. Landlord shall not interfere with Tenant's operations in the Premises any more than reasonably necessary under the circumstances, but shall not in any event be liable for inconvenience, annoyance, disturbance, loss of business or other damage to the Tenant.

25. SUCCESSORS AND ASSIGNS. The terms, covenants and conditions hereof are binding upon and inure to the benefit of Landlord and its successors and assigns, and are binding upon and inure to the benefit of Tenant and any of its successors and assigns as may be approved by Landlord or otherwise permitted under this Lease.

26. ENVIRONMENTAL MATTERS. Tenant agrees that Tenant, its agents and contractors shall not use, manufacture, store or dispose of any flammable explosives, radioactive materials, hazardous wastes or materials, toxic wastes or materials, polychlorinated biphenyls, asbestos, urea formaldehyde, petroleum products or related substances, or other similar substances as defined pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), 42 U.S.C. Statute
     Section 9601-9657, as amended), the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. Statute Section 6901, et. seq., Federal Water Pollution Control Act, 33 U.S.C. Statute Section 1251 et. seq., or the Clean Air Act, 42 U.S.C. Statute 7401 Et. Seq., Minnesota Environmental Response and Liability Act Minn. Stat. 115B ("MERLA") and the Minnesota Petroleum Tank Release Cleanup Act, Minn. Stat. 115C (collectively "Hazardous Materials") on, under or about the Premises, provided that Tenant may handle, store, use or dispose of products containing small quantities of Hazardous Materials, which products are of a type customarily found in businesses similar to that of Tenant, provided further that Tenant shall handle, store, use and dispose of any such Hazardous Materials in a safe and lawful manner and shall not allow such Hazardous Materials to contaminate the Premises or the environment.

     If Landlord, in its sole discretion, believes that the Premises or the environment have become contaminated with Hazardous Materials, in breach of the provisions of this Lease, Landlord, in addition to its other rights under this Lease, may enter upon the Premises and obtain samples from the Premises, including the soil and groundwater under the building, for the purposes of analyzing the same to determine whether and to what extent the Premises or the environment have become so contaminated, Tenant shall reimburse Landlord for the costs of such inspection, sampling and analysis.

     Without limiting the above, Tenant hereby indemnifies and holds Landlord harmless from and against any and all claims, losses, liabilities, damages, costs and expenses, including without limitation, attorneys' fees and costs, arising out of or in any way connected with the use, manufacture, storage, or disposal of Hazardous Materials by Tenant, its agents or contractors on, under or about the Premises including, without limitation, the cost of any required or necessary repair, cleanup or remediation and the preparation of any closure or other required plans in connection herewith. The indemnity obligations to Tenant under this clause shall survive any termination or expiration of this Lease.

27. DOCUMENT PREPARATION. Members of the firm of Moss & Barnett, A Professional Association ("Moss & Barnett"), drafted this Lease among the parties hereto and other agreements related to the ownership of Landlord and Tenant. Moss & Barnett has previously and currently represents Landlord and Tenant, the partners of Landlord ("Owners"), and may represent Landlord, Tenant and one or more of the Owners in the future. The parties acknowledge and understand that this past and present legal representation by Moss & Barnett of such persons represents a potential or actual conflict of interest on the part of Moss & Barnett in drafting this Lease and any other documents or agreements arising out of this Lease. Owners, Landlord and Tenant consent to such representation and acknowledge and agree that they have either sought out separate legal counsel to advise them in connection with the Lease, or if they have not done so, have been given the opportunity to do so and have voluntarily chosen not to do so. The parties, by executing this Lease and with full knowledge of the past, present and future legal representation by Moss & Barnett of the persons and entities described herein, hereby consent to the drafting of the Lease by Moss & Barnett and waive (a) the right to object to Moss & Barnett's continued representation of the Owners, Landlord and/or Tenant, and (b) the right to assert this conflict or potential conflict of interest as the basis for making a claim against the other parties to this Lease, their affiliates or Moss & Barnett.

28.  GENERAL.

     a. No waiver of any default hereunder shall be implied from any failure by the non-defaulting party to take action on account of such default if such default persists or is repeated, and no express waiver shall affect any default other than the default specified in the express waiver and that only for the time and to the extent therein stated. One or more waivers by Landlord or Tenant shall not be construed as a waiver of a subsequent breach of the same covenant, term or condition.

     b. This Lease and the Exhibits identified above, attached to and forming a part of this Lease, set forth all the covenants, promises, agreements, conditions and understandings between Landlord and Tenant affecting the Premises and there are no covenants, promises, agreements, conditions or understandings, either oral or written, between them other than are herein set forth.

     c. The singular of all terms used herein shall include the plural, the plural s hall include the singular, and the use of any gender herein shall include all other genders, where the context so requires.

     d. Tenant agrees to indemnify and hold harmless Landlord from all claims by any broker or agent of Tenant for compensation, commissions or charges arising out of this Lease or the negotiation of it. Landlord agrees to indemnify and hold harmless Tenant from all claims by any broker or agent of Landlord for compensation, commissions or charges arising out of this Lease or the negotiation of it.

     e. Landlord and Tenant disclaim any intention to create a joint venture, partnership, or agency relationship.

     f. This Lease is a Minnesota contract and all of its terms shall be construed according to the laws of Minnesota. Time is of the essence of each obligation of this Lease in which time is a factor.

     g. Landlord and its partners, officers, agents and employees shall have no personal liability as to any of the obligations of Landlord under this Lease. Tenant agrees


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
          to look solely to the estate and property of Landlord in the Premises for the collection of any judgment or other judicial proceeding requiring the payment of money by Landlord, and no other property or asset shall be subject to levy, execution or other procedure for satisfaction of Tenant's remedies.

     IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease as of the Lease Date set forth above.


                               LANDLORD:

                               JAIN-OLSEN PROPERTIES,
                               a Minnesota limited liability general partnership


                               By___/s/ Anil Jain___________

                                 ---------------------------
                                 Its Managing General Partner


                               TENANT:

                               APA OPTICS, INC.,
                               a Minnesota corporation


                               By ___/s/ Anil Jain__________
                                 Anil K. Jain
                                 Its President


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
                                                                      SCHEDULE A
                                                                      ----------

                           Option to Purchase Premises
                           ---------------------------

Right to Purchase
-----------------

Tenant or its assigns may purchase the Premises by delivering to Landlord its written notice of its exercise within the Lease Term, provided that at the time of closing of the purchase Tenant must cure all monetary defaults (if any) under the Lease. If Tenant exercises its option to purchase the Premises within the last ninety (90) days of the Lease Term, and a closing on the purchase is not held before the Lease Term has expired, then Tenant will be allowed to stay in possession of the Premises pursuant to the terms and conditions of the Lease until closing on the purchase of the Premises.

Purchase Price
--------------

If Tenant exercises its option to purchase the Premises, Landlord and Tenant shall attempt to agree upon a purchase price for the Premises. If they are unable to agree within 30 days after the date of written notice of exercise of the option, each party hereto shall appoint one appraiser not more than 20 days after the expiration of said 30 day period. The two appraisers shall, within 10 days after such 20 day period, appoint a third appraiser. Within 20 days after the appointment of the third appraiser, the three appraisers shall execute in duplicate a report stating the fair market value of the Premises. The report of the three appraisers shall be conclusive upon the parties, and in the event the three appraisers cannot agree, the report of the majority shall be conclusive upon the parties. In the event the third appraiser is not appointed within the time allowed, either party may apply to the Senior Judge of the Ramsey County District Court, and such judge shall appoint the third appraiser within 10 days after application is made. In the event the appraisers are unable to formulate a majority opinion within the time herein specified, either party may make application to the Senior Judge of the Ramsey County District Court and such judge shall prepare a report after taking such evidence as he deems necessary and proper, and in such event, the report of such judge shall be conclusive upon the parties. Each appraiser appointed shall be a M.A.I. appraiser and shall, before entering upon the performance of his duties, take an oath to honestly, fairly and impartially perform his duties as an appraiser and shall subscribe this oath before an officer then authorized by the laws of the State of Minnesota to administer oaths. The costs and fees of the single appraiser appointed by each party shall be paid by such party, but the fee of the third appraiser shall be paid equally by Landlord and Tenant. If either party makes application to the Senior Judge of Ramsey County District Court either to appoint a third appraiser or to make an appraiser's report, Landlord and Tenant shall share the expense of such application.

The parties may agree to use only one or two appraisers, rather than three, and to allocate the costs among themselves as they deem appropriate.

In setting the purchase price, the parties shall disregard any decreases in value due to Tenant's defaults under the Lease (including, without limitation, conditions of disrepair) and any increases in value attributable to improvements by Tenant which are not required by the Lease.

The purchase price, as determined by negotiation or by the appraisal report, shall be paid in cash upon delivery of a proper Warranty Deed to the Premises.

Title
-----

Within a reasonable time after receipt of notice of exercise of the option, Landlord shall furnish Tenant with an Abstract of Title or Registered Property Abstract with proper searches to all lands included in the Premises. Tenant shall be allowed 30 days after receipt of the Abstract for examination of and objection to title. Objections shall be made in writing or deemed to be waived. If any objections are made, Landlord shall be allowed 120 days to make the title marketable. All required performance of Tenant under any purchase agreement for the Premises (a "PA") shall be suspended pending correction of title, but upon correction of title and within 20 days after written notice to Tenant, Tenant shall perform the PA according to its terms.

If title is not marketable and is not made so within 120 days from the date of written objections, any PA resulting from the exercise of this option shall, at the option of Tenant, be null and void. In such event, neither party shall be liable for damages to the other party under the PA. Tenant shall exercise its option to declare the PA null and void by delivering to Landlord a written notice to such effect within 10 days after the expiration of the 120-day cure period. If Tenant fails to deliver such a notice, the transaction shall proceed to closing as if there had been no title objections.

If title to said property is marketable or is made marketable within 120 days from the date of written objections, or if Tenant fails to declare the PA null and void, and Tenant then defaults in its agreement to pay the purchase price and continues in default for a period of 20 days after notice from Landlord to close, then Landlord may declare the exercise of the option null and void, time being of the essence hereof, and may retain all monies paid in the exercise of such option; but this provision shall not deprive either party of the right of enforcing specific performance, provided that such action for specific performance shall be commenced within six months after such right of action arises.

Closing
-------

Subject to performance by Tenant, Landlord agrees to execute and deliver a Warranty Deed conveying marketable title to the Premises, subject only to the following exceptions:

(a) Governmental building and zoning laws and ordinances and state and federal regulations;

(b)  Rights of subtenants of Tenant, its successors and assigns;

(c)  Streets and highway rights-of-way as they now exist or may then exist;

(d) Real estate taxes, special assessments or installments thereof which are due and payable following the date of sale;

(e) Liens or encumbrances suffered or caused to be suffered by or through Tenant;

(f)  Reservation of any minerals or mineral rights to the State of Minnesota;
     and

(g)  Utility and drainage easements of record.

The closing shall be within 120 days of the determination of the purchase price, unless the closing is extended because of title defects. All rents accruing to the Premises prior to closing shall be paid to Landlord until such time as the full purchase price (less amounts deposited in escrow, if any, for title defects) has been paid to Landlord and Landlord has delivered the Warranty Deed. The parties further agree that pro rata adjustments for rents, insurance premiums and other matters shall be made as of the date of delivery of the Warranty Deed.

Revocation
----------

The parties hereto hereby agree that, notwithstanding anything contained in the Lease to the contrary, Tenant shall have the right at its option to unilaterally revoke its exercise of the option to purchase the Premises at any time prior to determination of the purchase price or within 120 days after determination of the purchase price, but only if the purchase price is determined by the appraisal method provided above. Notice of revocation shall be given to Landlord in writing within the period of time specified in the preceding sentence.


                                        3
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